AMENDED SCHEDULE A

                               with respect to the

                         INVESTMENT MANAGEMENT AGREEMENT

                                     between

                         ING VP BALANCED PORTFOLIO, INC.

                                       and

                              ING INVESTMENTS, LLC,

Series                                        Annual Investment Management Fee
------                                        --------------------------------
                                           (as a percentage of daily net assets)

ING VP Balanced Portfolio, Inc.                            0.50%